Exhibit 99.1

Press Release	Source: PRIMEDIA, Inc.

PRIMEDIA Appoints Steve Parr President of PRIMEDIA Enthusiast Media Division
Monday July 31

Kim Payne Appointed CFO of Consumer Source

NEW YORK—(BUSINESS WIRE)—July 31, 2006—PRIMEDIA, Inc. (NYSE: PRM - News) the country’s leading targeted media company, today announced the appointment of Steve Parr, 47, as President of PRIMEDIA’s Enthusiast Media division. Most recently, Mr. Parr was Senior Vice President of PRIMEDIA Inc. and President of PRIMEDIA Automotive Group overseeing the largest collection of automotive magazines in the U.S. including the category-leading, Motor Trend and Automobile. Mr. Parr will continue to report directly to Dean Nelson, Chairman, CEO and President of PRIMEDIA.

“We’re pleased to have Steve in place as President of PRIMEDIA’s Enthusiast Media division. Steve has shown real acumen in balancing PRIMEDIA’s long-term growth objectives with solid operational execution for many individual brands and assets in the PRIMEDIA portfolio. He brings the talent, the results and the focus that we need to realize our next level of growth and market leadership, and as we explore the possible separation of our two business segments,” said Dean Nelson.

Mr. Parr’s publishing career spans twenty years, two continents and includes both books and magazines. Before joining PRIMEDIA in 2004, Mr. Parr was President and CEO of book publisher Harry N. Abrams Inc. Prior to that, Parr was President of EMAP USA, before its acquisition by PRIMEDIA and where he managed many of the titles now part of PRIMEDIA’s Automotive Group. Mr. Parr also spent 13 years at Pearson PLC, including posts as President of Penguin Books Canada Limited, Executive Vice President of Penguin Books and CEO of Pearson Business Services in London.

PRIMEDIA also announced today that it has promoted Kim Payne to CFO of Consumer Source Inc., the Company’s Consumer Guides Segment. She will report directly to Robert Metz, CEO of Consumer Source.

Ms. Payne began her career at Consumer Source as an Accountant in 1991. Prior to her appointment to CFO, Ms. Payne served as Vice President of Finance beginning in 2005, Director of Analysis and Planning from 1997 to 2005, and as Financial Analyst from 1994 to 1996.

“Kim’s strong leadership and financial expertise have been important factors to our success in growing this business,” said Robert Metz. “In her more than 15 years with the Company, Kim has demonstrated a strong understanding of Consumer Source’s long-term goals and we look forward to her continued contribution as she oversees our financial plans and policies.”

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2005 revenue of $990 million, its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in three market segments:

•      Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 90 publications, 100 leading Web sites, 90 events, 11 TV programs, 600 branded products, and has such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•      Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 50,000 locations. The Group owns and operates leading Web sites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com and RentClicks.com.

•      Education includes Channel One, a proprietary network to secondary schools and PRIMEDIA Healthcare, a continuing medical education business.

Contact:

Press:

Sloane & Company,

Amanda Cheslock, 212-446-1884

or

Investor Relations:

Eric Leeds, 212-745-1885

Source: PRIMEDIA, Inc.